EXHIBIT 99.1
Investor Update
April 30, 2013

This investor update provides Spirit's investor guidance for the second quarter ending June 30, 2013 and full year 2013. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q13A	2Q13E	3Q13E	4Q13E	FY2013E
ASMs Year-over-Year % Change	20.8%	21.8%	20.3%	21.5%	21.1%

	2Q13E

Passenger segments Year-over-Year % Change	20%	-	21%

Operating Expense per ASM (CASM) (cents)
CASM*	9.74	-	9.81
Less: Fuel expense per ASM	3.76
CASM ex-fuel*	5.98	-	6.05

Average Stage Length (miles)	938

Fuel Expense per Gallon ($)
Fuel cost*	$3.04
Less: Unrealized mark-to-market (gains) and losses(1)	n/a
Economic fuel cost	$3.04

Fuel gallons (thousands)	42,548

*Includes fuel taxes, and into-plane fuel cost. Based on the jet fuel curve as of April 24, 2013 and includes fuel hedge (gains) and losses currently expected to be realized during the second quarter 2013.

Select Operating Expenses ($Millions)	2Q13E			FY2013E
Aircraft rent	$43			$175
Depreciation and amortization	$8			$40

Effective Tax Rate	38%			38%

Wtd. Average Share Count (thousands)
Basic	72,598			72,591
Diluted	72,922			72,941

Capital Expenditures & Other Working Capital Requirements	Full Year 2013E
(millions)
Capital expenditures (2)	$21
Payments for heavy maintenance events(3)	$77
Pre-delivery deposits for flight equipment, net of refunds	$30
Pre-paid maintenance reserves, net of reimbursements	$11

Fuel Hedges	% of Est.		Average price
Period	Volume	Instrument	Call/gal	Put /gal
2Q13	21%	USGC Jet collars	$2.94	$2.66
3Q13	17%	USGC Jet collars	$2.95	$2.68

Refining Margin Hedges	% of Est.		Average price
Period	Volume	Instrument	per barrel
3Q13	46%	Jet Fuel Swaps	$32.25
4Q13	21%	Jet Fuel Swaps	$32.39

Footnotes

(1)
Unrealized mark-to-market (gains) and losses are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) or losses in the second quarter 2013, but is not yet able to estimate the amount.

(2)	Includes the purchase of a spare engine that was financed under a sale/leaseback transaction after it was delivered.

(3)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.
Aircraft Delivery Schedule - as of April 30, 2013

		Aircraft Type
		A319	A320	A321	Total
Total Aircraft Year-end 2012		27	16	2	45

1Q13		2	2	-	4
2Q13		-	1	-	1
3Q13		-	1	-	1
4Q13		-	3	-	3
Total Aircraft Year-end 2013		29	23	2	54

2014		-	7	-	7
2015		-	10	-	10
Total Aircraft Year-end 2015		29	40	2	71

The Company has 75 new aircraft (30 classic A320s and 45 A320neos) on firm order for delivery between 2016 and 2021. In addition, the Company has signed a Letter of Intent with ILFC to lease five A320neo aircraft, subject to final documentation. The delivery dates for the leased A320neo aircraft are contingent upon the engine type selection which has not yet been determined. The Company has 33 aircraft with lease expirations between 2016 and 2020; however, actual retirements may differ depending on future fleet decisions.

Seat Configurations
Aircraft Type	Seats
A319	145
A320	178
A321	218

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the second quarter and full year 2013, including expectations regarding capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.